Exhibit 99.1
                                     TRIBUNE

Press Release

           TRIBUNE COMPLETES ACQUISITION OF RENAISSANCE COMMUNICATIONS
TV station group now No. 2 in U.S. with 33.4% household coverage, 70% with cable
          Broadcast contribution to cash flow to increase significantly

CHICAGO, Tuesday, Mar. 25, 1997 - Tribune (NYSE: TRB) has completed the acquisition of Renaissance Communications Corp. (NYSE: RRR) for $1.1 billion in cash ($36 a share) and is now the nation's second largest television group in total household coverage with 33.4 percent, or about 70 percent including cable coverage with superstation WGN-TV. With the six Renaissance stations, Tribune now owns 16 network-affiliated stations in major U.S. markets including 8 of the top 11 markets.

"Renaissance brings a new balance to Tribune as we position ourselves toward higher-growth businesses," John W. Madigan, chairman, president and CEO, said. "As a result of this acquisition, our broadcasting segment will now contribute significantly more of the company's cash flow. This is an important step in maximizing our content and distribution assets to increase shareholder value."

"Renaissance is a great strategic match for Tribune. It was the premium pick of independent group assets available in a consolidating marketplace," Dennis J. FitzSimons, Tribune Broadcasting executive vice president, said. "The acquisition will be accretive to cash flow immediately. Renaissance stations enhance our revenue and position us for overall margin expansion. They're great stations and very similar to the ones we own - well managed, in excellent markets and with strong ties to their local communities.

"We now have stations in 8 of the top 11 markets and in 14 of the top 30," FitzSimons said. "This reach gives us an advantage in the syndication market, and there's plenty of room for us to grow by acquiring other stations. Factoring in the FCC's UHF discount, Tribune's household coverage for FCC purposes is 25 percent, well under the current 35 percent cap. We'll also see immediate annual cost savings of about $4 million when we eliminate the Renaissance corporate overhead."

In approving the transaction, announced in July 1996, the FCC granted a temporary waiver of 12 months for Tribune's ownership of WDZL in Miami, during which time the agency is expected to evaluate its current television/newspaper cross-ownership rules. The FCC effectively granted Tribune permanent waivers for WTIC-TV in Hartford and WPMT in Harrisburg by deferring their decision until the current rulemaking procedure on duopoly has finished. As they noted in the Order, the proposed rules would permit Grade B signal overlaps and would thereby eliminate the need for waivers in both cases.

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Two Renaissance stations join eight Tribune stations as WB Network affiliates.
Four Renaissance stations are affiliated with the Fox Network. Tribune's Atlanta station is a CBS affiliate and its New Orleans station is an ABC affiliate (see attached schedule).

In 1996, Tribune generated record EBITDA (earnings before interest, taxes, depreciation, amortization and non-recurring items) of $623 million, of which broadcasting represented 38 percent, or $236 million. Renaissance generated $71 million in 1996 EBITDA. The combined companies would have reported $694 million in EBITDA, with broadcasting contributing 44 percent of total company EBITDA.

Tribune is financing the transaction with a combination of short- and long-term debt. Total debt is now approximately $1.8 billion. EBITDA from the six stations is expected to more than cover the interest expense associated with the financing. Dilution to 1997 earnings is expected to be in the 7 percent range due to the amortization of goodwill.

Tribune (NYSE: TRB) is a leading media company with operations in television and radio broadcasting, publishing, education and interactive ventures. It is an industry leader in venture partnerships with new media companies.

Tribune Broadcasting owns and operates 16 television stations -- in New York (No. 1 market), Los Angeles (2), Chicago (3), Philadelphia (4), Boston (6), Dallas (8), Atlanta (10), Houston (11), Miami (16), Denver (18), Sacramento
(20), Indianapolis (25), San Diego (26), Hartford (27), New Orleans (41), and Harrisburg (45) -- and manages a station in Washington, D.C. (7). Tribune owns minority interests in the WB Network and Qwest Broadcasting LLC., which operates stations in Atlanta and New Orleans. Tribune Broadcasting also owns and operates five radio stations, including WQCD-FM in New York, three stations in Denver, and WGN-AM in Chicago, the top-billing radio station in the United States. Tribune Entertainment produces and syndicates first-run television programming.

Tribune Publishing publishes four market-leading newspapers -- the Chicago Tribune, the Ft. Lauderdale-based Sun-Sentinel, The Orlando Sentinel and the Hampton Roads (Va.)-based Daily Press, all of which are prominent providers of interactive content and services. Tribune Media Services syndicates information and features.

Tribune Education is the nation's No. 1 producer of supplemental learning materials and is a leader in producing products and services for the school and consumer markets. Its companies are The Wright Group, Educational Publishing Corporation, NTC/Contemporary Publishing Company and Everyday Learning Company.

Tribune's financial strategies include measuring performance based upon Shareholder Value Added and regular stock repurchases. Of a 1995 board authorization to repurchase 10 million shares of common stock, nearly 6 million shares have been repurchased to date.

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More information on Tribune is available on the World Wide Web:
http://www.tribune.com. Earnings and other news releases also can be accessed by calling 1-800-757-1694.

A conference call will be held at 9:30 a.m. (CST) Wed., March 26. To participate, please call 1-800-633-8942 at 9:20 a.m. and ask to be put on the Tribune call.

A recording of the call will be available for 48 hours as of noon Wednesday by calling 1-800-633-8284 and entering the number 2613035.

This press release includes statements that may be considered forward looking, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Tribune believes the expectations contained in such forward-looking statements are reasonable, the company does not assure that such expectations will prove to be correct. This information may involve risk and uncertainties that could cause actual results to differ materially from forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in the company's Securities and Exchange Commission filings.


Attachments: Market share table




MEDIA CONTACT:                                      INVESTOR CONTACT:
Megan Bueschel                                      Ruthellyn Musil
312/222-3456 (Office)                               312/222-3787 (Office)
847/202-9116 (Home)                                 847/559-0852 (Home)
312/222-1573 (Fax)                                  312/222-1573 (Fax)
Mbueschel@tribune.com                               Rmusil@tribune.com


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


                             Tribune Television Stations (March 1997)



                            Market        Network       U.S. Household      Coverage w/
         Location          Ranking      Affiliation       Penetration      FCC Discount     VHF/UHF
         --------          -------      -----------     --------------     ------------     -------


WPIX     New York            1              WB               6.9%              6.9%           VHF
KTLA     Los Angeles         2              WB               5.1%              5.1%           VHF
WGN      Chicago             3              WB               3.2%              3.2%           VHF
WPHL     Philadelphia        4              WB               2.7%              1.3%           UHF
WLVI     Boston              6              WB               2.2%              1.1%           UHF
KDAF     Dallas              8              WB               1.9%              1.0%           UHF
WGNX     Atlanta            10              CBS              1.7%               .8%           UHF
KHTV     Houston            11              WB               1.7%               .8%           UHF
WDZL     Miami              16              WB               1.4%               .7%           UHF
KWGN     Denver             18              WB               1.2%              1.2%           VHF
KTXL     Sacramento         20              Fox              1.2%               .6%           UHF
WXIN     Indianapolis       25              Fox              1.0%               .5%           UHF
KSWB     San Diego          26              WB               1.0%               .5%           UHF
WTIC     Hartford           27              Fox              1.0%               .5%           UHF
WGNO     New Orleans        41              ABC               .6%               .3%           UHF
WPMT     Harrisburg         45              Fox               .6%               .3%           UHF
                                                            -----             -----
TOTAL                                                       33.4%             24.8%





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